VOTING AGREEMENT



                  This VOTING AGREEMENT (the "Agreement"), dated as of October 8, 1998, is entered into by and among Jacor Communications, Inc., a Delaware corporation (the "Company"), and the other parties listed on the signature page hereof (collectively, the "Stockholders" and, individually, a "Stockholder").

                  WHEREAS, the Company, Clear Channel Communications, Inc. ("Parent"), and CCU Merger Sub, Inc. ("Merger Sub") have entered into an Agreement and Plan of Merger of even date herewith (the "Merger Agreement"), pursuant to which the parties thereto have agreed, upon the terms and subject to the conditions set forth therein, to merge Merger Sub with and into the Company (the "Merger");

                  WHEREAS, as of the date hereof, each of the Stockholders is the owner of the number of shares (the "Shares") of common stock, par value $0.10 per share, of Parent ("Parent Common Stock") set forth opposite such Stockholder's name on Schedule I attached hereto; and

                  WHEREAS, as a condition to its willingness to enter into the Merger Agreement, the Company has required that the Stockholders agree, and each of the Stockholders hereby agrees, to the matters set forth herein. Except as specified herein, terms defined in the Merger Agreement are used herein as defined therein.

                  NOW, THEREFORE, in consideration of the foregoing and the agreements set forth below, the parties hereto agree as follows:

                  1.       Voting of Shares.

                           1.1.     Voting  Agreement.  Each of the Stockholders
hereby agrees to vote (or cause to be voted) all of such Stockholder's Shares (and any and all securities issued or issuable in respect thereof) which such Stockholder is entitled to vote (or to provide his written consent thereto), at any annual, special or other meeting of the stockholders of Parent, and at any adjournment or adjournments thereof, or pursuant to any consent in lieu of a meeting or otherwise:

                           (i)   in favor of the Merger and the approval of the
issuance of Parent Common Stock in the Merger (the "Parent Proposal") and any actions required in furtherance thereof;

                           (ii)  against  any  action  or   agreement   that  is
reasonably likely to result in a breach in any material respect of any covenant, representation or warranty or any other obligation of Parent under this Agreement or the Merger Agreement;
and

                           (iii)    except for all such actions  which may be
permitted to Parent under Section 5.1(b) of the Merger Agreement, against (A) any extraordinary corporate transaction, such as a merger, rights offering, reorganization, recapitalization or liquidation involving Parent or any of its subsidiaries other than the Merger, (B) a sale or transfer of a material amount of assets of Parent or any of its material subsidiaries or the issuance of any securities of Parent or any subsidiary, (C) any change in the Board of Directors of Parent other than in connection with an annual meeting of the shareholders of Parent with respect to the slate of directors proposed by the incumbent Board of Directors of Parent (in which case they agree to vote for the slate proposed by the incumbent Board) or (D) any action that is reasonably likely to materially impede, interfere with, delay, postpone or adversely affect in any material respect the Merger and the transaction contemplated by the Merger Agreement.

                  2. Representations and Warranties of Stockholders. Each of the Stockholders severally represents and warrants to the Company as follows in each case as of the date hereof:

                           2.1.     Binding  Agreement.  The Stockholder has the
capacity and full power and authority to execute and deliver this Agreement and to consummate the transactions contemplated hereby. The Stockholder has duly and validly executed and delivered this Agreement and this Agreement constitutes a legal, valid and binding obligation of the Stockholder, enforceable against the Stockholder in accordance with its terms, except as such
enforceability  may  be  limited  by  applicable   bankruptcy, insolvency,
reorganization or other similar laws affecting creditors' rights generally and by general equitable principles (regardless of whether enforceability is considered in a proceeding in equity or at law).

                           2.2.     No Conflict.  Neither the execution and
delivery of this Agreement, nor the compliance with any of the provisions hereof in each case by the Stockholder (a) require any consent, approval, authorization or permit of, registration, declaration or filing (except for filings under the Securities Exchange Act of 1934, as amended (the "Exchange Act")) with, or notification to, any governmental entity, (b) result in a default (or an event which, with notice or lapse of time or both, would become a default) or give rise to any right of termination by any third party, cancellation, amendment or acceleration under any material contract, agreement, instrument, commitment, arrangement or understanding, or result in the creation of a security interest, lien, charge, encumbrance, equity or claim with respect to any of the Shares, (c) require any material consent, authorization or approval of any person other than a governmental entity which has not been obtained, or (d) violate or conflict with any order, writ, injunction, decree or law applicable to such Stockholder or the Shares.

                           2.3.     Ownership  of  Shares.  Except as set forth
in Schedule II and except as may be provided in the organizational documents, if any, of the Stockholder, the Stockholder is the record and beneficial owner of the Shares free and clear of any security interests, liens, charges, encumbrances, options or restriction on the right to vote the Shares. The Stockholder holds exclusive power to vote the Shares, subject to the limitations set forth in Section 1 of this Agreement. The Shares represent all of the shares of capital stock of Parent beneficially owned by Stockholder.

                  3. Representations and Warranties of the Company. The Company represents and warrants to each of the Stockholders as follows in each case as of the date hereof:

                           3.1.     Binding  Agreement.  The Company is a
corporation duly incorporated, validly existing and in good standing under the laws of the State of Delaware and has full corporate power and authority to execute and deliver this Agreement and to consummate the transactions contemplated hereby. The execution and delivery of this Agreement and the Merger Agreement by the Company and the consummation of the transactions contemplated hereby and thereby have been duly and validly authorized by the Board of Directors of the Company, and no other corporate proceedings on the part of the Company except for the approval and adoption of the Merger Agreement and approval of the Merger by a majority of the holders of shares of Company common stock are necessary to authorize the execution, delivery and performance of this Agreement and the Merger Agreement by the Company and the consummation of the transactions contemplated thereby. The Company has duly and validly executed this Agreement and this Agreement constitutes a legal, valid and binding obligation of the Company, enforceable against the Company in accordance with its terms, except as such enforceability may be limited by applicable bankruptcy, insolvency, reorganization or other similar laws affecting creditors' rights generally and by general equitable principles (regardless of whether enforceability is considered in a proceeding in equity or at law).

                           3.2.     No  Conflict.  Neither the  execution  and
delivery of this Agreement, the consummation by the Company of the transactions contemplated hereby, nor the compliance by the Company with any of the provisions hereof will (a) conflict with or result in a breach of any provision of its Certificate of Incorporation or By-laws, (b) require any consent, approval, authorization or permit of, registration, declaration or filing (except for filings under the Exchange Act) with, or notification to, any governmental entity, (c) result in a default (or an event which, with notice or lapse of time or both, would become a default) or give rise to any right of termination by any third party, cancellation, amendment or acceleration under any contract, agreement, instrument, commitment, arrangement or understanding,
(d) require any material consent, authorization or approval of any person other than a governmental entity, or (e) violate or conflict with any order, writ,

injunction, decree or law applicable to the Company.

                  4. Transfer and Other Restrictions. For so long as the Merger Agreement is in effect: 4.1. Certain Prohibited Transfers. Each of the Stockholders generally agrees not to:

                           (a)      sell, transfer, assign or otherwise  dispose
of, or enter into any contract, option or other arrangement or understanding with respect to the sale, transfer, assignment or other disposition of, the Shares or any interest contained therein if (i) such sale, transfer, assignment
or   other  disposition,  taken  together  with all  other  sales,  transfers, assignments or other dispositions by the Stockholders, as a group, during the period from the date hereof through the date of the meeting held to consider the Parent Proposal, would be of shares in an amount in excess of 1% of the Parent Common Stock then outstanding or (ii) such sale, transfer, assignment or other disposition is reasonably likely to impact the Average Closing Price (as defined in the Merger Agreement);

                           (b) except as contemplated  by this Agreement,  grant
any proxies or power of attorney or enter into a voting agreement or other arrangement with respect to the Shares, other than this Agreement;

                           (c) deposit the Shares into a voting trust; nor

                           (d) buy, sell or trade any equity  security of Parent
including, without limitation, entering into any put, call, option, swap or collar derivative transaction which has a similar economic effect if such purchase, sale or trade is reasonably likely to impact the Average Closing Price.

                           4.2.     Additional  Shares.  Without  limiting  the
provisions of the Merger Agreement, in the event of (i) any stock dividend, stock split, recapitalization, reclassification, combination or exchange of shares of capital stock of Parent on, or affecting the Shares or (ii) the Stockholder shall become the beneficial owner of any additional shares of Parent Common Stock or other securities entitling the holder thereof to vote or give consent with respect to the matters set forth in Section 1 hereof, then the terms of this Agreement shall apply to the shares of capital stock or other securities of Parent held by the Stockholder immediately following the effectiveness of the events described in clause (i) or the Stockholder becoming the beneficial owner thereof, as described in clause (ii), as though they were Shares hereunder. Each of the Stockholders hereby agrees, while this Agreement is in effect, to promptly notify the Company of the number of any new shares of Company Common Stock acquired by the Stockholder, if any, after the date hereof.

                  5. Specific Enforcement. The parties hereto agree that irreparable damage would occur in the event that any of the provisions of this Agreement were not performed in accordance with the terms hereof or were otherwise breached and that each party shall be entitled to seek specific performance of the terms hereof, in addition to any other remedy which may be available at law or in equity.

                  6. Termination. Except for Sections 6 and 7 hereof, which shall survive for the period specified therein, this Agreement shall terminate, with respect to a Stockholder to whom any of the following applies, as applicable, but shall not terminate with respect to the other Stockholders on the earlier of (i) the termination of the Merger Agreement, (ii) the agreement of the parties hereto to terminate this Agreement, (iii) consummation of the Merger and (iv) the date such Stockholder ceases to own any Shares other than as a result of the breach by such Stockholder of this Agreement.

                  7. Indemnification. The Company shall, to the fullest extent permitted under applicable law, indemnify and hold harmless, each of the Stockholders against any costs or expenses (including attorneys' fees as provided below), judgments, fines, losses, claims, damages, liabilities and amounts paid in settlement in connection with any claim, action, suit, proceeding or investigation by Parent or any stockholder of Parent asserting any breach by the Stockholder of any fiduciary duty on his part to Parent or the other stockholders of Parent by reason of the Stockholder entering into this Agreement, for a period of six years after the date hereof. In the event the Stockholder seeks indemnification from the Company for any such claim, action, suit, proceeding or investigation (whether arising before or after the termination of this Agreement), (a) the Company shall pay the fees and expenses of one counsel selected by the Stockholder and reasonably acceptable to the Company to represent the Stockholder in connection therewith promptly after statements therefor are received, and (b) the Company will cooperate in the defense of any such matter; provided, however, that the Company shall not be liable for any settlement effected without its written consent (which consent shall not be unreasonably withheld); provided, further, that in the event that any claim or claims for indemnification are asserted or made within such six-year period, all rights to indemnification in respect of any such claim or claims shall continue until the disposition of any and all such claims.

                  8. Notices. All notices and other communications hereunder shall be in writing and shall be deemed given upon (a) transmitter's confirmation of a receipt of a facsimile transmission, (b) confirmed delivery by a standard overnight carrier or when delivered by hand or (c) the expiration of five business days after the day when mailed by certified or registered mail, postage prepaid, addressed at the following addresses (or at such other address for a party as shall be specified by like notice):

                  If to the Company, to:

                           Jacor Communications, Inc.
                           50 E. RiverCenter Blvd.
                           Suite 1200
                           Covington, KY  41011
                           Attention:  Randy Michaels
                           Facsimile No.:  (606) 655-9354

                           with a copy to:

                           Graydon Head & Ritchey
                           511 Walnut Street
                           1900 Fifth Third Center
                           Cincinnati, OH  45202
                           Attention:  Richard S. Schwalzl
                           Facsimile No.:  (513) 651-3836

                           and to:

                           Cleary, Gottlieb, Steen & Hamilton
                           One Liberty Plaza
                           New York, New York  10006
                           Attention:  William A. Groll
                           Facsimile No.:  (212) 225-3999

                  If to Stockholder, to:

                           The Stockholder
                           200 Concord Plaza
                           Suite 600
                           San Antonio, Texas  78216
                           Attention:  the Stockholder
                           Facsimile No.: (210) 829-8080

                           with a copy to:

                           Akin, Gump, Strauss, Hauer & Feld L.L.P.
                           1700 Pacific Avenue
                           Suite 4100
                           Dallas, Texas  75201
                           Attention: Ford Lacy, P.C.
                           Facsimile No.: (214) 969-4343

                  9. Entire Agreement. This Agreement (including the documents and instruments referred to herein) constitutes the entire agreement and supersedes all other prior agreements and understandings, both written and oral, among the parties, or any of them, with respect to the subject matter hereof.

                  10. Consideration. This Agreement is granted in consideration of the execution and delivery of the Merger Agreement by the Company.

                  11. Amendment. This Agreement may not be modified, amended, altered or supplemented except upon the execution and delivery of a written agreement executed by the parties hereto.

                  12. Successors and Assigns. This Agreement shall not be assigned by operation of law or otherwise without the prior written consent of the other parties hereto. This Agreement will be binding upon, inure to the benefit of and be enforceable by each party and such party's respective heirs, beneficiaries, executors, representatives and permitted assigns.

                  13. Counterparts. This Agreement may be executed in two or more counterparts, each of which shall be deemed to be an original, but all of which together shall constitute one and the same instrument.

                  14. Governing Law. This Agreement shall be governed in all respects, including validity, interpretation and effect, by the laws of the State of Delaware (without giving effect to the provisions thereof relating to conflicts of law).

                  15. Severability. Any term or provision of this Agreement which is invalid or unenforceable in any jurisdiction shall, as to that jurisdiction, be ineffective to the extent of such invalidity or unenforceability without rendering invalid or unenforceable the remaining terms and provisions of this Agreement or affecting the validity or enforceability of any of the terms or provisions of this Agreement in any other jurisdiction. If any provision of this Agreement is so broad as to be unenforceable, the provision shall be interpreted to be only so broad as is enforceable.

                  16. Headings. The headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement.

                  17. Shareholder Capacity. No Stockholder or designee of any Stockholder who is or becomes during the term hereof a director or officer of Parent makes any agreement or understanding herein in its capacity as such director or officer. Each Stockholder signs solely in its capacity as the record holder and beneficial owner of such Stockholder's Shares and nothing herein shall limit or affect any actions taken by a Stockholder any designee of any Stockholder in his or her capacity as an officer or director of Parent.

                  IN WITNESS WHEREOF, this Agreement has been duly executed and delivered by the Stockholder and a duly authorized officer of the Company on the day and year first written above.

                           JACOR COMMUNICATIONS, INC.



                        By:  /s/ R. Christopher Weber
                           Name:  R. Christopher Weber
                           Title: Chief Financial Officer

                  IN WITNESS WHEREOF, this Agreement has been duly executed and delivered by the Stockholder and a duly authorized officer of the Company on the day and year first written above.


/s/ L. Lowry Mays                                        /s/ Randall T. Mays
L. LOWRY MAYS                                            RANDALL T. MAYS

Address:       200 Concord Plaza,              Address: 200 Concord Plaza
               Suite 600                                Suite 600
               San Antonio, Texas 78216                 San Antonio, Texas 78216
Facsimile No.: (210) 829-8080                  Facsimile No.: (210) 829-8080


/s/ Mark P. Mays                                        /s/ Mark P. Mays
MARK P. MAYS                                            MARK P. MAYS
                                                        As Trustee for Ryan Mays

Address:      200 Concord Plaza                Address: 200 Concord Plaza
              Suite 600                                 Suite 600
              San Antonio, Texas  78216                 San Antonio, Texas 78216
Facsimile No.:(210) 829-8080                   Facsimile No.: (210) 829-8080



/s/ Mark P. Mays                                        /s/ Mark P. Mays
MARK P. MAYS                                            MARK P. MAYS
As Trustee for Patrick Mays                           As Trustee for Daniel Mays

Address:       200 Concord Plaza               Address: 200 Concord Plaza
               Suite 600                                Suite 600
               San Antonio, Texas  78216                San Antonio, Texas 78216
Facsimile No.: (210) 829-8080                  Facsimile No.: (210) 829-8080


/s/ Mark P. Mays                                       /s/ Randall T. Mays
MARK P. MAYS                                           RANDALL T. MAYS
As Trustee for Andrew John Mays                        As Trustee for Grace Mays

Address:       200 Concord Plaza               Address: 200 Concord Plaza
               Suite 600                                Suite 600
               San Antonio, Texas  78216                San Antonio, Texas 78216
Facsimile No.: (210) 829-8080                  Facsimile No.: (210) 829-8080

/s/ Randall T. Mays                                           /s/ Mark P. Mays
RANDALL T. MAYS                                               MARK P. MAYS
As Trustee for Lowry Thomas Mays                    As Trustee for the Charlotte
Trust                                               Moreau Family


Address:       200 Concord Plaza               Address: 200 Concord Plaza
               Suite 600                                Suite 600
               San Antonio, Texas  78216                San Antonio, Texas 78216
Facsimile No.: (210) 829-8080                  Facsimile No.: (210) 829-8080


/s/ L. Lowry Mays                                      /s/ L. Lowry Mays
L. LOWRY MAYS                                          L. LOWRY MAYS
As Trustee for the Maddox Family Trust                 As Trustee for the Ralph
Trust                                                  Maddox Family


Address:       200 Concord Plaza               Address: 200 Concord Plaza
               Suite 600                                Suite 600
               San Antonio, Texas  78216                San Antonio, Texas 78216
Facsimile No.: (210) 829-8080                  Facsimile No.: (210) 829-8080

                                  SCHEDULE I TO
                                VOTING AGREEMENT

Name of Stockholder                                             Number of Shares

L. Lowry Mays                                                         29,084,078

Randall T. Mays                                                          559,176

Mark Mays                                                                795,296

Mark P. Mays                                                              35,188
As Trustee for Ryan Mays

Mark P. Mays                                                              35,196
As Trustee for Patrick Mays

Mark P. Mays                                                              11,636
As Trustee for Daniel Mays

Mark P. Mays                                                               1,260
As Trustee for Andrew John Mays

Randall T. Mays                                                            6,444
As Trustee for Grace Mays

Randall T. Mays                                                            3,108
As Trustee for Lowry Thomas Mays

Mark P. Mays                                                               2,696
As Trustee for the Charlotte Moreau Family  Trust

L. Lowry Mays                                                             55,056
As Trustee for the Maddox Family Trust

L. Lowry Mays                                                             45,000
As Trustee for the Ralph Maddox Family Trust

                                 SCHEDULE II TO
                                VOTING AGREEMENT



Mark P. Mays holds 35,188 Shares of Parent Common Stock as trustee for Ryan
Mays.

Mark P. Mays holds 35,196 Shares of Parent Common Stock as trustee for Patrick Mays.

Mark P. Mays holds 11,636 Shares of Parent Common Stock as trustee for Daniel Mays.

Mark P. Mays holds 1,260 Shares of Parent Common Stock as trustee for Andrew John Mays.

Randall T. Mays holds 6,444 Shares of Parent Common Stock as trustee for Grace Mays.

Randall T. Mays holds 3,108 Shares of Parent Common Stock as trustee for Lowry Thomas Mays.

Mark P. Mays holds 2,696 Shares of Parent Common Stock as trustee for the Charlotte Moreau Family Trust.

L. Lowry Mays holds 55,056 Shares of Parent Common Stock as trustee for the Maddox Family Trust.

L. Lowry Mays holds 45,000 Shares of Parent Common Stock as trustee for the Ralph Maddox Family Trust.